Exhibit 5.1

David C. Mussman Executive Vice President General Counsel	t 402.963.1200 f 402.963.1211 e dcmussman@west.com

June 24, 2015

West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska 68154

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3, File No. 333-202622 (the “Registration Statement”), filed by West Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, certain stockholders of the Company (the “Selling Stockholders”) are selling up to 8,050,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share. The Shares are to be sold by the Selling Stockholders pursuant to an underwriting agreement dated June 18, 2015 (the “Underwriting Agreement”) among the Company, the Selling Stockholders and the underwriter named therein.

As General Counsel of the Company, I am delivering this opinion letter in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

I have examined the Registration Statement, the Underwriting Agreement, the Company’s amended and restated certificate of incorporation and the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the Shares. I have also examined and relied upon originals, or copies of originals certified or otherwise identified to my satisfaction, of such agreements, documents, certificates, records and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as I have considered relevant and necessary as a basis for rendering the opinion set forth in this letter. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to me for examination. As to facts relevant to the opinion expressed herein, I have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, I am of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

West Corporation 11808 Miracle Hills Drive Omaha, Nebraska 68154-4403	877.963.6187 402.963.1200

West Corporation

June 24, 2015

This opinion letter is limited to the General Corporation Law of the State of Delaware. I express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to me in the prospectus supplement, which will be deemed a part of the Registration Statement, under the caption “Legal Matters.” In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ David C. Mussman
David C. Mussman
Executive Vice President, Secretary and General Counsel